EXHIBIT 10.17.8

AGREEMENT

Party A: Xinzheng City Longhu Town People’s Government

Party B: Henan Gerui Composite Material Stock Co. Ltd.

In accordance with Land Law of the People’s Republic of China and relevant provisions, Party A and Party B have reached this agreement (“this Agreement”) on the basis of common development, mutual benefit, equality and voluntariness, through friendly consultation and with respect to Party B’s proposed investment of RMB 120 million in land acquisition in Longhu Town of Xinzheng City for construction of expansion project, with the terms and conditions as follows:

Article 1  Location and Area of the Land Acquisitioned

Party A agrees that Party B acquisitions about 300 mu on the east and west sides of Houhu Reservoir, north of Shuanghu Street (the location, area and boundary of the land are subject to the land use certificate).

Article 2  Compensation for Land Acquisitioned

Comprehensive land price is RMB 35,000 per mu (including land transfer fund, compensation expense, relocation subsidy, and compensation expense for the attachments and young crops on the ground), totaling RMB 10,500,000 (total land price is subject to the area indicated on the land use certificate). Among them, high-voltage corridor occupies a land of 100,180 sq.m., equivalent to 150.27 mu. In light of the provisions of Regulations on the Protection of Power Facilities etc, no permanent buildings shall be constructed in the scope of 20 m on both sides. For the land, only handling expense for land use certificate and compensation expense for young crops are paid.

Article 3  Method of Payment

The land price for the land is fully paid in three installments: the first installment, RMB 2 million, is paid by Party B within ten (10) days after the signing of this Agreement; the second installment, RMB 2 million, is paid by Party B within ten (10) days after the land use certificate is obtained; the third installment, i.e., the remainder price, is paid by Party B in a lump sum prior to December 31, 2004.

Article 4  Obligations and Liabilities of Both Parties

i.
Party A is liable to handle and obtain the land use certificate for Party B within five (5) months, the expenses thus incurred are for the account of Party A. Party A shall assist Party B handling relevant formalities, such as project filing with the Planning Commission, selection of planned site and architectural planning, the expenses thus incurred are for the account of Party B.

ii.
Party B coordinates relationship with all parties concerned and ensures to provide good surrounding environment and construction order. In the event of interference with Party B’s construction, Party A shall solve it in a timely manner so that the project is smoothly proceeded with.

iii.
Party A guarantees to supply water, electricity and communication to the edge of the land acquisitioned by Party B. Quota of supply shall satisfy the need of Party B in water and electricity used for construction. If Party B’s work is delayed as result of the reasons attributable to Party A, the latter shall pay the losses suffered by Party B.

iv.
Party A shall ensure the lot of land to be attached with clear property right. If any dispute arises due to property right, Party A shall be liable to solve it. If any loss is caused to Party B, Party A shall compensate the former. Party A guarantees, within one (1) month after the first installment of the land price is made available to Party A, to completely compensate for the buildings, structures and attachments on the lot of land involving ownership, and assist Party B properly conducting cleanup work so as to ensure Party B to smoothly commence construction.

v.
During land use, construction and production, Party B shall enjoy Xinzheng City’s preferential policies on investment attraction in addition to the preferential policies of the higher-level government on investment attraction.

vi.
Party B ensures to make available the capital in a timely manner as agreed in this Agreement. If Party B fails to commence development and construction within two (2) years, Party A will recall the lot of land free of charge in accordance with the relevant provisions set down in Land Administration Law of the People’s Republic of China.

vii.
Party B shall abide by the uniform planning of the town district. Party A is liable to inspect and supervise the development and utilization of the lot of land, but shall not interfere with Party B in its normal work.

viii.	Under the same conditions, Party B shall employ Party A’s masses.

Article  5 If either party breaches this Agreement, such party shall undertake corresponding liabilities.

Article 6 Conclusion, effectiveness, interpretation, performance and dispute resolution of this Agreement are governed and construed by the laws and regulations of the People’s Republic of China.

Article  7 Any unresolved matters in this Agreement may be resolved by both parties through consultation. If both parties need to agree and sign an appendix to this Agreement, such appendix shall be of the same legal effectiveness as this Agreement.

Article 8  This Agreement is signed and delivered in Longhu Town on September 16, 2003, and shall come into force after both parties sign and affix their seals on it.

Article  9 This Agreement is made in six counterparts in original, three copies being kept by each party.

Party A: Xinzheng City Longhu Town People’s Government (seal)

Legal representative (signed):

Party B: Henan Gerui Composite Material Stock Co. Ltd. (seal)

Legal representative (signed):